EXHIBIT 99.1

                                  NEWS RELEASE

                                                         For Immediate Release
Contact:
Elizabeth Goode, Director Marketing
(661) 295-5600, ext. 2632
goodee@3dsystems.com

Trudy Self, Investor Relations
Self & Associates
(909) 336-5685
tmself@aol.com


                     3D SYSTEMS CORP. ANNOUNCES 2002 RESULTS

     VALENCIA, Calif.- June 30, 2003. 3D Systems Corp. (NASDAQ: TDSCE). 3D Systems Corp. announced today revenue for the year ended December 31, 2002 was $116.0 million compared with revenue of $118.8 million in the previous year. Net loss for 2002 was $14.9 million or $1.16 per share compared with a net loss of $2.4 million or $.19 in 2001. Included in the results are severance and other restructuring costs of $4.4 million relating to reductions in personnel in 2002 and the closure of the DTM facility in Austin, TX. Also included in the 2002 results is a provision for income taxes of $8.9 million compared with a benefit from taxes of $1.0 million in 2001. The Company also recorded a gain of $18.5 million as a result of the Vantico arbitration.

     "2002 was a very challenging, and ultimately disappointing year for 3D Systems," said Brian K. Service, chief executive officer. "The worldwide decrease in capital spending by corporate purchasers and general economic downturn after September 2001 impacted both the number of systems sold and the product mix, and as a result, the Company was forced into significant additional restructuring with respect to the DTM acquisition and integration. Material sales were impacted by the termination of the 13 year resin development and distribution agreement with Vantico, the concurrent acquisition of RPC Ltd., and launch of our own competing range of SL resins. Subsequent to year-end, in February 2003 the Company's outside auditors, Deloitte & Touche, LLP informed the Company that they had questions regarding the revenue recognition of approximately $3.0 million recorded in 4th Quarter 2002, which was subsequently reversed.

     "We sold fewer large frame systems as many of our rapid prototyping corporate customers tried to make do with the systems they had or chose to buy the least expensive systems available to meet their most immediate needs. Sales of our large frame SLA systems decreased by 26% from 2001. Sales of our smallest MJM (Multi-Jet Modeling) systems also

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decreased as we began the transition to, but were forced to delay the launch of a third generation MJM system, the InVision(TM) 3-D printer," Service continued.

     "On a more positive note, results for our advanced digital manufacturing (ADM(SM)) systems were much as expected with ADM revenues for 2002 rising to $37.2 million from $28 million in 2001, an increase of 33%. In 2002, we sold 79 systems (SLA(R) and SLS(R) systems) to ADM customers and four new ADM centers opened in 2002, one for motorsport applications, one for aerospace applications and two devoted to hearing aid shell production. Given the opportunities available for ADM applications, we believe that ADM will continue to show similar sustainable growth in the future.

"We also recovered approximately 50% of the worldwide market for SL resins used in our SLA systems by year-end, generating approximately the same annualized margin dollars as in prior periods," Service added. "And although sales, general and administrative, and research and development expenses rose in 2002 reflecting an increase in professional and other fees and development costs related to the InVision 3-D printer, in July, the Company instituted an aggressive cost containment program and accompanying personnel reductions to substantially reduce operating costs for 2003. We are continuing to pursue a program to increase margins and continue to work to contain costs, however the accounting and audit fees associated with the audit committee investigation will be a substantial additional cost in the first half of 2003," Service concluded. In response to the questions raised by Deloitte regarding the revenue recognition of certain transactions, the Audit Committee of the Board of Directors commenced an investigation and retained Morgan Lewis (who subsequently retained BDO) to assist. As a result of the investigation, we restated our previously issued financial statements for the years ended December 31, 2001 and 2000. The restatements arose from the adjustments of certain income statement items which principally relate to the treatment and timing of revenue recognition of a small percentage of total equipment sales transactions. The effect of the adjustments for the year ended December 31, 2001 is to decrease the Company's previously reported fiscal 2001 consolidated revenues from $121.2 million to $118.7 million, increase net loss from $1.3 million to $2.4 million and increase diluted loss per share from $0.11 to $0.19. For the year ended December 31, 2000, the effect of these adjustments is to decrease the Company's previously reported fiscal 2000 consolidated revenues from $109.7 million to $109.3 million, decrease net income from $8.1 million to $7.9 million and decrease diluted income per share from $0.63 to $0.61. Following the completion of the investigation, changes have been made in personnel, systems and procedures and 3D Systems is in the process of implementing all of the recommendations made by BDO.

The Company's financial statements for 2002 include a going concern qualification. On May 5, 2003, the Company completed a private placement of approximately 2.6 million shares of its Series B Convertible Preferred stock for an aggregate consideration of $15.8 million. Of these proceeds, $9.6 million was used to pay down the bank debt incurred in conjunction with the acquisition of DTM in 2001. The Company is working to obtain alternate financing to replace its revolving debt by September 30, 2003 and currently has accepted a proposal from Congress Financial, a subsidiary of Wachovia, to provide, subject to due diligence, a secured revolving credit facility of up to $20 million. The going concern reflects the uncertainty that the Company will be able to raise capital in order to fund operations and obtain a commitment letter from a qualified lending institution by September 30, 2003, to refinance all of the outstanding


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obligations (approximately $8.5 million) with US Bank. At June 13, 2003, the
Company had cash balances of $6 million. 3D Systems expects to release results for Q1 2003 on or before July 14, 2003 and will hold a conference call following the release of those results.


ABOUT 3D SYSTEMS

     Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

     3D Systems currently offers the ThermoJet(R) solid object printer, SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

     3D Systems is the originator of the advanced digital manufacturing (ADM(SM)) solution for manufacturing applications. ADM is the utilization of 3D Systems solid imaging technologies to accelerate production of smaller volumes of customized/specialized parts. A typical ADM center is expected to contain multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

     Product pricing in the U.S. ranges from $49,995, for the ThermoJet printer, to $799,000 for the high-end SLA 7000 system. 3D Systems' multiple platform product line enables companies to choose the most appropriate systems for applications ranging from the creation of design communication models to prototypes to production parts. More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally. An investor packet can be obtained by calling 800/757-1799.

Note to editors: ADM and "the solid imaging company" are service marks; and si2 is a trademark; and ThermoJet, SLA, SLS, Accura, 3D Systems and the 3D logo are registered trademarks of 3D Systems Inc.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to; the failure to file the 10-Q within the extended time period granted by Nasdaq, disruption caused by the reconfiguration of the management team, the receipt of a commitment letter by September 30, 2003 to refinance the outstanding obligations with US Bank, funding of amounts of capital adequate to provide for the working capital needs of the Company; actions of competitors and customers; the Company's ability to successfully design and produce new products; customer acceptance of new products; the Company's ability to enter into successful relationships with new customers to fully exploit its products; the Company's ability to successfully implement all


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elements of its restructuring and cost savings program, and such other factors as are described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.


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